Exhibit 3.2
REGULATIONS
OF
ALTA MESA HOLDINGS GP, LLC
(A Texas Limited Liability Company)
THE MEMBERSHIP INTERESTS REFERENCED HEREIN HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. WITHOUT REGISTRATION, THESE SECURITIES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED AT ANY TIME WHATSOEVER, EXCEPT ON DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE MANAGERS OF THE COMPANY THAT REGISTRATION IS NOT REQUIRED FOR THE TRANSFER, OR THE SUBMISSION TO THE MANAGERS OF THE COMPANY OF OTHER EVIDENCE SATISFACTORY TO THE MANAGERS TO THE EFFECT THAT ANY TRANSFER WILL NOT BE IN VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS OR ANY RULE OR REGULATIONS PROMULGATED THEREUNDER. ADDITIONALLY, ANY SALE OR OTHER TRANSFER OF MEMBERSHIP INTERESTS IS SUBJECT TO CERTAIN RESTRICTIONS THAT ARE SET FORTH IN THESE REGULATIONS.

REGULATIONS
OF
ALTA MESA HOLDINGS GP, LLC
(A Texas Limited Liability Company)

i

Page
7.2. Distribution of Assets Upon Dissolution	9
7.3. Articles of Dissolution	9
ARTICLE VIII TRANSFERS OF MEMBERSHIP INTERESTS	9
ARTICLE IX MISCELLANEOUS PROVISIONS	9
9.1. Notices	9
9.2. Application of Texas Law	10
9.3. Headings and Sections	10
9.4. Amendments	10
9.5. Number and Gender	10
9.6. Binding Effect	10
9.7. Third Party Beneficiaries	10
Attachment: Exhibit A

ii

REGULATIONS
OF
ALTA MESA HOLDINGS GP, LLC
(A Texas Limited Liability Company)
     These REGULATIONS of ALTA MESA HOLDINGS GP, LLC, effective as of the 26 day of September, 2005, are hereby duly adopted as the Regulations of ALTA MESA HOLDINGS GP, LLC, a Texas limited liability company, by Alta Mesa Resources, Inc., a Texas corporation.
ARTICLE I
DEFINITIONS
     1.1. Definitions. The following terms used in these Regulations shall have the following meanings (unless otherwise expressly provided herein):
     “Act” means the Texas Limited Liability Company Act, as the same may be amended from time to time.
     “Applicable Laws” means any applicable law, statute, ordinance, rule, regulation, decision, order or determination of any governmental authority.
     “Articles” means the Articles of Organization of the Company.
     “Board” means the Board of Directors established pursuant to Article IV.
     “Business Day” means a day other than a Saturday, Sunday or other day which is a nationally recognized holiday.
     “Capital Contribution” means any contribution to the capital of the Company in cash or property by the Member whenever made.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Company” means Alta Mesa Holdings GP, LLC, a Texas limited liability company.
     “Directors” means those persons appointed to the Board of Directors pursuant to Article IV.
     “Member” means Alta Mesa Resources, Inc., a Texas corporation.

     “Membership Interest” means the entire equity interest (or “limited liability company interest” as that term is used in the Act) of the Member in the Company and all rights and liabilities associated therewith, which shall be expressed as a percentage as set forth in Section 3.2.
     “Regulations” means these Regulations of the Company as originally adopted and as amended from time to time.
     1.2. Other Definitional Provisions. All terms used in these Regulations which are not defined in this Article I have the meanings contained elsewhere in these Regulations. Defined terms used herein in the singular shall import the plural and vice versa.
ARTICLE II
FORMATION
     2.1. Name and Formation. The name of the Company is “Alta Mesa Holdings GP, LLC.” The Company was formed as a limited liability company upon the issuance of the Certificate of Organization to the Company by the Texas Secretary of State pursuant to the Act.
     2.2. Principal Place of Business. The principal office and place of business of the Company are set forth on Exhibit A. The Company may locate its place of business and principal office at any other place or places as the Board or officers of the Company may from time to time deem necessary or advisable.
     2.3. Registered Office and Agent. The registered office and registered agent of the Company shall be the registered office and registered agent named in the Articles and set forth on Exhibit A. The Company may change the registered office and registered agent as the Member may from time to time deem necessary or advisable.
     2.4. Duration. The period of duration of the Company is perpetual from the date its Articles were filed with the Secretary of State of Texas, unless the Company is earlier dissolved in accordance with either the provisions of these Regulations or the Act.
     2.5. Purposes and Powers.
     (a) The purposes for which the Company is organized is to acquire and own a partnership interest in Alta Mesa Holdings, LP and to serve as the general partner thereof, and to transact any or all lawful business for which limited liability companies may be organized under the Act.
     (b) The Company shall have any and all powers which are necessary or desirable to carry out the purposes and business of the Company, to the extent the same may be legally exercised by limited liability companies under the Act.
     2.6. Taxation as a Disregarded Entity. Solely for federal income tax purposes, the Company shall be disregarded as an entity separate from its Member so long as the Company is deemed to have a single Member under the Code. If necessary, the Board or appropriate officers of the Company shall make an election to that effect on behalf of the Company in accordance with the Code and the Treasury Regulations promulgated thereunder.
ARTICLE III
MEMBER MATTERS AND CAPITALIZATION
     3.1. Number. There shall be only one (1) Member of the Company.
     3.2. Capital Contributions and Membership Interests.
     (a) Upon the execution of these Regulations, the Member shall contribute cash or property to the Company in the amount set forth as the Capital Contribution of the Member on Exhibit A attached hereto. Such cash or property shall be the Capital Contribution of the Member. Upon making such Capital Contribution, the Member shall receive 100% of the Membership Interest.
     (b) If at any time the Member determines that the Company has insufficient funds to carry out the purposes of the Company, the Member may make additional Capital Contributions, but in no event shall the Member be obligated to make any additional Capital Contributions.
     3.3. Liability of the Member. The Member shall not be liable for the debts, liabilities or obligations of the Company beyond its Capital Contributions. Except as provided in Section 3.2(a) above, the Member shall not be required to make Capital Contributions or loans to the Company.
     3.4. Annual and Special Meetings. The annual and special meetings of the Member for the transaction of such business as may properly come before the meeting shall be held at such place, time and date as shall be designated by the Member from time to time.
     3.5. Actions Without a Meeting. Notwithstanding any provision contained in this Article III, all actions of the Member provided for herein may be taken by written consent without a meeting. Any such action which may be taken by the Member without a meeting shall be effective only if the consent is in writing, sets forth the action so taken, and is signed by the Member.
ARTICLE IV
MANAGEMENT BY BOARD OF DIRECTORS
     4.1 Delegation of Management By the Members to the Board. Except as otherwise provided by the Act and these Regulations, all rights and powers to manage the business and affairs of the Company shall be delegated by the Member to the Board and officers as set forth herein. The Directors shall serve in the same capacity as managers as that term is used in the Act, and shall have the same rights, powers and authority of managers.

     4.2 Board of Directors. The Member hereby establishes the Board and confers to the Board all rights and powers to manage the business and affairs of the Company, including the right to (i) delegate all rights and powers to manage the business and affairs of the Company to the officers and (ii) make distributions pursuant to Article V. The Member hereby consents to the exercise by the Board of all such rights and powers to manage the Company conferred to it pursuant to this Section 4.2(a), the Act or other Applicable Law. No Member, in his or her capacity as a Member, shall transact any business for the Company or have any power to act for or bind the Company. Notwithstanding anything contained in this Section 4.2 to the contrary, neither the Board nor the officers shall have the power or authority to take any actions requiring the consent of the Member under the Act or these Regulations, unless such Member consent is granted.
     4.3 Responsibility and Authority of the Board.
          (a) The Board may delegate to the officers certain of the Board’s rights and powers to manage and control the business and affairs of the Company. Notwithstanding the foregoing, the Board shall not delegate to any officer any rights or powers (i) that require the approval or other action of the Member or the Board under the Act or these Regulations; or (ii) customarily requiring the approval of the directors of a corporation. By way of illustration and not limitation, the Board cannot delegate to Officers and must directly exercise the following powers for both the Company and for any limited partnership for which the Company is a general partner, as if that partnership were substituted for the term Company throughout this Section 4.3:
     (i) Adoption of the Company’s annual budget;
     (ii) Company borrowings that exceed $1,000,000 in the aggregate;
     (iii) Sale of all or substantially all of the Company’s assets;
     (iv) Admission of new members to the Company;
     (v) Dissolution or liquidation of the Company;
     (vi) Payment of salaries to any officer of the Company;
     (vii) Incur on behalf of the Company any single financial obligation, be it for indebtedness for borrowed money or otherwise, that exceeds $1,000,000;
     (viii) Cause any asset of the Company to become encumbered as security for borrowed money;
     (ix) Cause the Company to file a petition for relief in bankruptcy under any Federal bankruptcy laws or under debtor relief laws of any jurisdiction;

     (x) Undertake any action for the purpose of, or with the intent of, making it impossible to carry on the business of the Company;
     (xi) Cause the Company to be a party to any merger, consolidation, an exchange, an issuance of equity, or conversion;
     (xii) Sell, lease, or otherwise dispose of any asset of the Company that has a value of $1,000,000 or more; or
     (xiii) Make any distribution from the Company.
     (b) It shall be the responsibility of the Board to provide advice to the officers of the Company regarding the overall operation and direction of the Company. To the fullest extent permitted by Applicable Law, each Director shall have such rights and duties as are applicable to directors of a corporation.
     (c) No Director, in his capacity as such, shall have any power to act for, sign for, or do any act that would bind the Company.
     (d) The Directors shall devote such time and effort to the affairs of the Company as they may deem appropriate for the oversight of the management and affairs of the Company.
     (e) The Board shall have the right and power to appoint the members of the board of directors of Alta Mesa Holdings, LP, and such right and power shall not be delegated to any officer of the Partnership.
     4.4 Director Qualifications / Board Advisors.
     (a) The Directors shall be appointed by the Member. The number of Directors shall be three (3), or such other number as determined by the Member. The initial Directors shall be Michael E. Ellis, Mickey Ellis, and Harlan H. Chappelle.
     (b) The Board may appoint one or more advisors (who need not be Members) to the Board, who shall be notified of, and have the right to attend, meetings of the Board in the same manner as Directors, but such advisors shall have no right to vote on any matter to be voted on by the Board.
     4.5 Term of Office A Director shall continue in office until the earlier of such Director’s death, removal or resignation from the Board, or until his successor shall have been duly elected and qualified. Any vacancy in a Director position may be filled by the Member. Any Director may resign from the Board at any time by giving written notice of such Director’s resignation to the Board. Any such resignation shall take effect at the time the Board receives such notice or at any later effective time specified in such notice. Unless otherwise specified in such notice, the acceptance by the Board of such Director’s resignation shall not be necessary to make such resignation effective. Notwithstanding anything herein or at law to the contrary, any Director may be removed at any time by the Member.

     4.6 Meetings of the Board.
     (a) The Board shall meet, at such time and at such place as the Board may designate. Special meetings of the Board shall be held at the request of the majority of the Directors upon at least five (5) days (if the meeting is to be held in person) or two (2) days (if the meeting is to be held telephonically or through other electronic communications medium) oral or written notice to the Directors or upon such shorter notice as may be approved by the Directors. Any Director may waive the requirement of such notice as to himself.
     (b) Any meeting of the Board may be held in person or telephonically or other electronic communications medium approved by the Board.
     (c) A majority of the Directors shall constitute a quorum for the transaction of business, but if at any meeting of the Board there be less than a quorum present, a majority of those present or any Director solely present may adjourn the meeting from time to time without further notice. The act of a majority of the Directors present at a meeting at which a quorum is in attendance shall be the act of the Board.
     (d) Any action required or permitted to be taken by the Board may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by all Directors.
     4.7 Compensation. Directors as such shall not receive any stated salary for their services, provided that, by resolution of the Board, the Directors may be compensated for attending meetings of the Board and may be reimbursed for any expenses incurred in attending such meetings. Nothing contained herein shall be construed to preclude any Director from serving the Company in any other capacity or receiving compensation therefor.
     4.8. Officers.
     (a) The Board may appoint officers of the Company as it deems necessary. No officer need be a Member or Director. Each officer shall be appointed for such term and shall exercise such powers, perform such duties and have such authority as determined from time to time by the Board. The Board may appoint a President, Chairman, Chief Financial Officer, one or more Vice Presidents, a Secretary, a Treasurer and any other officer or assistant officer as it deems appropriate. Any two or more offices may be held by the same person.
     (b) Except as modified by the Board, officers will have such powers and duties generally pertaining to their offices and such powers and duties as conferred by the Board and by these Regulations.
          (i) Chief Executive Officer. The Chief Executive Officer shall preside at all meeting of the Board and exercise and perform such other powers and duties as may from time to time be assigned to the Chief Executive Officer by the Board or by this Agreement.

     (ii) President. The President of the Company, subject to the control of the Board, shall have the responsibility for the general direction of the affairs of the Company, and general supervision over its other officers, responsibility for the general direction of the operational affairs of the Company, and general overall responsibility for the day-to-day operations of the Company. The President may sign in the name of the Company (1) all contracts or other instruments authorized by the Board and (2) all contracts or instruments in the usual and regular course of business of the Company, except in cases where the signing thereof shall be expressly delegated by the Board or by these Regulations to some other officer or agent of the Company or when the Board shall have expressly provided that the President shall not have such authority. In addition, the President shall perform all duties incident to the office of chief executive officer and such other duties as from time to time may be assigned to him or her by the Board or as prescribed by these Regulations.
     (iii) Vice Presidents. At the request of the President, or in his or her absence or disability, the Vice Presidents, in the order of their election, shall perform the duties of the President, and, when so acting, shall have all the powers of, and be subject to all restrictions upon, the President. The Vice Presidents shall perform such duties as may from time to time be assigned to them by the Board or the President.
     (iv) Secretary. The Secretary shall keep the minutes of all meetings of the Board and shall have general charge of such books and records of the Company as the Board may direct, and in general shall perform all duties and exercise all powers incident to the office of Secretary and such other duties and powers as the Board or the President may from time to time assign to or confer on the Secretary.
     (v) Treasurer. The Treasurer shall have control of and shall be responsible for all matters pertaining to the accounts and finances of the Company and shall direct the manner of certifying the same, including, the manner of keeping all vouchers for payments by the Company and all other documents relating to such payments; all operating and financial statements of the Company and its various committees; the books of account of the Company, their arrangements and classification; the accounting and auditing practices of the Company; all matters relating to taxation; the care and custody of all monies, funds and securities of the Company; and the collection of all accounts and the maintenance of full and accurate accounts of all receipts, disbursements and contributions of the Company. The Treasurer shall have the power to endorse for deposit or collection or otherwise all checks, drafts, notes, bills of exchange or other commercial papers payable to the Company, and to give proper receipts or discharges for all payments to the Company, and shall generally perform all duties usually appertaining to the office of Treasurer.

     (vi) Chief Financial Officer. The Chief Financial Officer shall have the duty of oversight over all Company financial matters, including supervision over the duties of the Treasurer and controller of the Company. The Chief Financial Officer shall generally perform all duties usually appertaining to the office of Chief Financial Officer, including, but not limited to, those duties assigned by the Board and the President.
     (c) The compensation of all officers of the Company shall be fixed by the Board.
     (d) Each officer of the Company shall hold office until his successor is chosen and qualified or until his death, resignation or removal from office. Any officer appointed by the Board may be removed either with or without cause by the Board at any time, but such removal shall be without prejudice to the contract rights, if any, of the individual so removed. If for any reason an officer’s position becomes vacant, the vacancy may be filled by the Board.
ARTICLE V
DISTRIBUTIONS
     5.1. Distributions. Subject to Section 5.2, the Company shall make distributions to the Member at such times as determined by the Board.
     5.2. Limitation Upon Distribution. No distribution shall be declared and paid unless, if after the distribution is made, the value of assets of the Company would exceed the liabilities of the Company, except liabilities to the Member on account of its Capital Contributions.
ARTICLE VI
BOOKS AND ACCOUNTS
     6.1. Records and Reports. The Company shall maintain records and accounts of all operations and expenditures of the Company and all records required to be maintained pursuant to the Act.
     6.2. Returns and Other Elections. The Board shall cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business. All elections permitted to be made by the Company under federal or state laws shall be made by the Board.
ARTICLE VII
DISSOLUTION AND TERMINATION
     7.1. Dissolution.

     (a) The Company shall be dissolved upon the first of the following to occur:
          (i) Upon the election to dissolve the Company by the Member; or
          (ii) As provided in the Act.
     (b) Upon dissolution of the Company, the business and affairs of the Company shall terminate, and the assets of the Company shall be liquidated under this Article VII.
     (c) Dissolution of the Company shall be effective as of the day on which the event occurs giving rise to the dissolution, but the Company shall not terminate until there has been a winding up of the Company’s business and affairs, and the assets of the Company have been distributed as provided in Section 7.2.
     (d) Upon dissolution of the Company, the Board may cause any part or all of the assets of the Company to be sold in such manner as the Board shall determine in an effort to obtain the best prices for such assets; provided, however that the Board may distribute assets of the Company in kind to the Member to the extent practicable.
     7.2. Distribution of Assets Upon Dissolution. In settling accounts after dissolution, the assets of the Company shall be paid in the following order:
     (a) First, to creditors, in the order of priority as provided by applicable law, except those to the Member on account of its Capital Contributions; and
     (b) Second, any remainder shall be distributed to the Member.
     7.3. Articles of Dissolution. When all liabilities and obligations of the Company have been paid or discharged, or adequate provision has been made therefor, and all of the remaining property and assets of the Company have been distributed to the Member, the Articles of Dissolution shall be executed on behalf of the Company by the Board or appropriate officer of the Company and shall be filed with the Secretary of State of Texas, and the Board or appropriate officer of the Company shall execute, acknowledge and file any and all other instruments necessary or appropriate to reflect the dissolution and termination of the Company.
ARTICLE VIII
TRANSFERS OF MEMBERSHIP INTERESTS
     The Member may sell, assign or otherwise transfer all or any portion of its Membership Interest at any time to any person.
ARTICLE IX
MISCELLANEOUS PROVISIONS
     9.1. Notices.

     (a) Any notice, notification, demand or request provided or permitted to be given under these Regulations must be in writing and shall have been deemed to have been properly given, unless explicitly stated otherwise, if sent by (i) Federal Express or other comparable overnight courier, (ii) registered or certified mail, postage prepaid, return receipt requested, or (iii) telecopy during normal business hours to the place of business of the recipient.
     (b) For purposes of all notices, the address and telecopy number of the Member are set forth on Exhibit A.
     (c) All notices, notifications, demands or requests so given shall be deemed given and received (i) if mailed, seven (7) days after being deposited in the mail; (ii) if sent via overnight courier, the next Business Day after being deposited; or (iii) if telecopied, the next Business Day after being telecopied.
     9.2. Application of Texas Law. These Regulations and the application or interpretation hereof, shall be governed exclusively by the laws of the State of Texas, and specifically the Act.
     9.3. Headings and Sections. The headings in these Regulations are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of these Regulations or any provision hereof. Unless the context requires otherwise, all references in these Regulations to Sections or Articles shall be deemed to mean and refer to Sections or Articles of these Regulations.
     9.4. Amendments. Except as otherwise expressly set forth in these Regulations, these Regulations and the Articles may be amended, supplemented or restated only upon the written consent of the Member. Upon obtaining the approval of any amendment to the Articles, the Board or appropriate officer of the Company shall cause Articles of Amendment to be prepared in accordance with the Act, and such Articles of Amendment shall be executed by the Board or appropriate officer of the Company and shall be filed in accordance with the Act.
     9.5. Number and Gender. Where the context so indicates, the masculine shall include the feminine, the neuter shall include the masculine and feminine, the singular shall include the plural and any reference to a “person” shall mean a natural person or a corporation, limited liability company, association, partnership, joint venture, estate, trust or any other entity.
     9.6. Binding Effect. Except as herein otherwise provided to the contrary, these Regulations shall be binding upon and inure to the benefit of the Member, its distributees, heirs, legal representatives, executors, administrators, successors and assigns.
     9.7. Third Party Beneficiaries. This Agreement shall be for the benefit of the Member and its permitted successors and assigns only, it being the intention of the Member that no one shall be deemed to be a third party beneficiary of this Agreement.

Remainder of Page Intentionally Left Blank.
Signature Page To Follow.

     The undersigned, being the sole Member of the Company, does hereby ratify, confirm and approve the adoption of these Regulations as the limited liability company agreement of the Company, and does hereby assume and agree to be bound by and to perform all of the terms and provisions set forth in these Regulations effective as of the date first written above.

Alta Mesa Resources, Inc., a Texas corporation
By:	/s/ Michael E. Ellis
Michael E. Ellis,
Chief Operating Officer

REGULATIONS
OF
ALTA MESA HOLDINGS GP, LLC
(A Texas Limited Liability Company)
EXHIBIT A

Company Information:

Name of Company:	Alta Mesa Holdings GP, LLC

Address of Company:	6200 Highway 6 South, Suite 201
Houston, Texas 77083

Registered Agent & Registered Office:	Harlan H. Chappelle
6200 Highway 6 South, Suite 201
Houston, Texas 77083

Member Information:

Name of Member:	Alta Mesa Resources, Inc.,
a Texas corporation

Address:	6200 Highway 6 South, Suite 201
Houston, Texas 77083

Capital Contribution:	$10,000.00

Membership Interest:	100%

Date Became Member:	September 26, 2005

A-1